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Exhibit 4.9

SIXTH SUPPLEMENTAL INDENTURE

DATED AS OF June 30, 2008

to

INDENTURE

dated as of June 15, 2007

among

MOLSON COORS BREWING COMPANY,

as Issuer

THE GUARANTORS NAMED THEREIN,

as Guarantors

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

        SIXTH SUPPLEMENTAL INDENTURE, dated as of June 30, 2008 (this "Sixth Supplemental Indenture"), to the Indenture dated as of June 15, 2007, as supplemented by the First Supplemental Indenture thereto dated as of June 15, 2007, the Second Supplemental Indenture thereto dated as of January 31, 2008, the Third Supplemental Indenture thereto dated as of February 1, 2008, the Fourth Supplemental Indenture dated as of May 23, 2008, and the Fifth Supplemental Indenture thereto dated as of June 27, 2008 (the "Original Indenture" and, together with this Sixth Supplemental Indenture, the "Indenture"), among Molson Coors Brewing Company, a Delaware corporation (the "Company"), Coors Brewing Company, a Colorado corporation, Molson Coors Capital Finance ULC, a Nova Scotia unlimited liability company, Coors Distributing Company, a Colorado corporation, Coors International Market Development, L.L.L.P., a Colorado limited liability limited partnership, Coors Global Properties, Inc., a Colorado corporation, Molson Coors International LP, a Delaware limited partnership, CBC Holdco, Inc., a Colorado corporation, MCBC International Holdco, Inc., a Colorado corporation, Molson Coors International General, ULC, a Nova Scotia unlimited liability company, Coors International Holdco, ULC, a Nova Scotia unlimited liability company, Molson Coors Callco ULC, a Nova Scotia unlimited liability company (collectively, the "Guarantors"), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (the "Trustee").

        WHEREAS, the Company, the Guarantors and the Trustee are authorized to enter into this Sixth Supplemental Indenture pursuant to Section 9.01 of the Original Indenture;

        WHEREAS, pursuant to Section 4.05 of the Original Indenture, the Company shall cause each of its Subsidiaries that guarantees any Senior Indebtedness of the Company after the Issue Date to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Subsidiary will guarantee payment of the Securities on the same terms and conditions as those set forth in Article 10 of the Original Indenture; and

        WHEREAS, on June 30, 2008, Molson Canada 2005, a Subsidiary of the Company, agreed to guarantee the obligations under the Credit Agreement dated as of March 2, 2005 among the Company, the Parent, Molson Canada 2005, Molson Inc., Molson Coors Canada Inc. and Coors Brewers Limited, the Lenders party thereto, Wachovia Bank, National Association, as Administrative Agent, Issuing Bank and Swingline Lender, and Bank of Montreal, as Canadian Administrative Agent, Issuing Bank and Swingline Lender, as amended, restated, supplemented or otherwise modified from time to time.

        NOW, THEREFORE, THIS SIXTH SUPPLEMENTAL INDENTURE WITNESSETH:

        That the parties hereto hereby agree as follows:

        Section 1    Defined Terms; Rules of Interpretation.    Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture. The rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.

        Section 2    Additional Guarantor.    Molson Coors 2005 hereby agrees to guarantee payment of the Securities as a Guarantor, on the same terms and conditions as those set forth in Article 10 of the Original Indenture.

        Section 3    Ratification of Original Indenture: Supplemental Indentures Part of Original Indenture.    Except as expressly amended or supplemented hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Sixth Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of any Securities heretofore or hereafter authenticated and delivered pursuant thereto shall be bound hereby. Except only insofar as the Original Indenture may be inconsistent with the express provisions of this Sixth Supplemental Indenture, in which case the terms of this Sixth Supplemental Indenture shall govern and supersede those contained in the Original Indenture, this Sixth Supplemental Indenture shall henceforth have effect so far as practicable as if all the provisions of the Original Indenture were contained in one instrument.

        Section 4    Counterparts.    This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

        Section 5    Governing Law.    This Sixth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

        Section 6    Concerning the Trustee.    In carrying out the Trustee's responsibilities hereunder, the Trustee shall have all of the rights, protections, and immunities which the Trustee possesses under the Indenture. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Sixth Supplemental Indenture.

        IN WITNESS WHEREOF, the parties have caused this Sixth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

MOLSON COORS BREWING COMPANY
By:	/s/ Douglas N. Beck
Name:	Douglas N. Beck
Title:	Vice President
GUARANTORS:
MOLSON COORS CAPITAL FINANCE ULC
By:	/s/ Douglas N. Beck
Name:	Douglas N. Beck
Title:	Assistant Secretary

COORS BREWING COMPANY
By:	/s/ Peter S. Swinburn
Name:	Peter S. Swinburn
Title:	President
CBC HOLDCO, INC.
By:	/s/ Douglas N. Beck
Name:	Douglas N. Beck
Title:	Secretary

MOLSON COORS INTERNATIONAL LP
By:	MOLSON COORS INTERNATIONAL GENERAL, ULC Its General Partner
	By:	/s/ Douglas N. Beck
		Name:	Douglas N. Beck
		Title:	Attorney in Fact under Power of Attorney dated June 17, 2008 for Samuel D. Walker, Representative

MOLSON COORS INTERNATIONAL GENERAL, ULC
By:	/s/ Douglas N. Beck
	Name:	Douglas N. Beck
	Title:	Attorney in Fact under Power of Attorney dated June 17, 2008 for Samuel D. Walker, Vice President
COORS INTERNATIONAL HOLDCO, ULC
By:	/s/ Douglas N. Beck
	Name:	Douglas N. Beck
	Title:	Attorney in Fact under Power of Attorney dated June 17, 2008 for Samuel D. Walker, Vice President

MOLSON COORS CALLCO ULC
By:	/s/ Kevin T. Boyce
Name:	Kevin T. Boyce
Title:	President

MOLSON CANADA 2005
By:	/s/ Douglas N. Beck
	Name:	Douglas N. Beck
	Title:	Attorney in Fact under Power of Attorney dated June 17, 2008 for Samuel D. Walker, Representative
DEUTSCHE BANK TRUST COMPANY AMERICAS by DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee
By:	/s/ Irina Golovashchuk
	Name:	Irina Golovashchuk
	Title:	Assistant Vice President
By:	/s/ David Contino
	Name:	David Contino
	Title:	Vice President

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  Exhibit 4.9